                                                                     EXHIBIT 2.3


                    SECOND AMENDMENT TO ACQUISITION AGREEMENT

         This Second Amendment to Acquisition Agreement (this "Second Amendment") is made as of this 25th day of October, 2002 by and among Peregrine Systems, Inc., a Delaware corporation ("Stockholder"), Peregrine Remedy, Inc., a Delaware corporation (the "Company"), and BMC Software, Inc., a Delaware corporation (the "Purchaser"). This Second Amendment amends the Acquisition Agreement dated as of September 20, 2002 among the Stockholder, the Company and the Purchaser (the "Original Agreement") as amended by the First Amendment to Acquisition Agreement, dated as of September 24, 2002, among the Stockholder, the Company and the Purchaser (the "First Amendment") and incorporates by reference the proposed Sale Order attached hereto as Exhibit A. The Original Agreement as amended by the First Amendment is referred to herein as the "Acquisition Agreement." Capitalized terms used in this Second Amendment that are not otherwise defined herein shall have the meanings ascribed to them in the Acquisition Agreement.

                                    RECITALS:

         WHEREAS, pursuant to Section 11.9 of the Acquisition Agreement, the parties to the Acquisition Agreement desire to amend the Acquisition Agreement.

         NOW THEREFORE, the parties hereto, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

                                   ARTICLE I.
                                   AMENDMENTS

         1.1  Amendment of Section 1.1 of the Acquisition Agreement.

         (a) The definition of "Excluded Contracts" contained in Section 1.1 is hereby amended and restated to read in its entirety as follows:

              "Excluded Contracts" means the following:

                        (i) any contracts or agreements between the Stockholder or any of its Subsidiaries (other than the Company or any of its Subsidiaries) and the Company or any of its Subsidiaries, other than the Proprietary Rights Agreement;

                        (ii) the Forbearance Agreement dated as of August 26, 2002, by and among the Stockholder, its Subsidiaries named therein and Fleet National Bank and financial institutions named therein as "Purchasers;"

                        (iii) the Loan and Security Agreement by and among the Stockholder and certain of its Subsidiaries (including the Company) as "Borrowers," the financial institutions named therein as "Lenders" and Foothill Capital Corporation, as "Arranger and Administrative Agent" dated as of June 12, 2002 (as amended from time to time);

                        (iv) the Facility Funding Agreement dated September 20, 2002 between the Stockholder and Peregrine Systems Operations Limited; and

                        (v)    any Rejected Contracts.

         (b) Section 1.1 is hereby amended to add the following definition of "Potential Stockholder Contracts:"

              "Potential Stockholder Contracts" means (x) all contracts and agreements, existing as of the Closing Date, between the Stockholder or any of its Subsidiaries (other than the Company or any of its Subsidiaries) and any Third Party to the extent related to the sale, license, distribution, maintenance, services or escrow of any Company Products or Software Products, but excluding those portions of such agreements that do not relate to the Company Products or the Software Products, and (y) all of the Lease Agreements to which the Stockholder or one of its Subsidiaries (other than the Company or one of its Subsidiaries) is a party.

         (c) Section 1.1 is hereby amended to add the following definition of "Rejected Contracts:"

              "Rejected Contracts" means all Potential Stockholder Contracts and all contracts and agreements described in clause (vii) of the definition of Purchased Assets, in each case that are specifically designated as "Rejected Contracts" by the Purchaser in a written notice delivered to the Stockholder prior to November 4, 2002.

         (d) The definition of "Retained Contracts" contained in Section 1.1 is hereby amended and restated to read in its entirety as follows:

              "Retained Contracts" means, other than any Excluded Contracts,
         (i) any Material Contract, Lease Agreement or other contract, agreement, purchase order or similar right or commitment to which the Company or any of its Subsidiaries is a party and which was not entered into or amended after the date hereof in violation of Section 6.1, (ii) any contract or agreement, existing as of the Closing Date, between the Stockholder or any of its Subsidiaries (other than the Company or any of its Subsidiaries) and any Third Party related to the sale, license, distribution, maintenance services or escrow of any Company Products or Software Products, or (iii) any Lease Agreement to which the Stockholder or one of its Subsidiaries (other than the Company or one of its Subsidiaries) is a party, in each case in clauses (i), (ii) and
         (iii) above, to the extent that (a) the counter-party's consent is required for a valid assignment thereof, (b) the requirement for such consent is not obviated by obtaining Bankruptcy Court authorization to assume and assign such agreement pursuant to Section 365 of the Bankruptcy Code and (c) such counter-party's consent is not obtained prior to the Closing.

         (e) The definition of "Stockholder Contracts" contained in Section 1.1 is hereby amended and restated to read in its entirety as follows:

              "Stockholder Contracts" means (x) all contracts and agreements, existing as of the Closing Date, between the Stockholder or any of its Subsidiaries (other than the

         Company or any of its Subsidiaries) and any Third Party to the extent related to the sale, license, distribution, maintenance, services or escrow of any Company Products or Software Products, but excluding those portions of such agreements that do not relate to the Company Products or the Software Products, and (y) all of the Lease Agreements to which the Stockholder or one of its Subsidiaries (other than the Company or one of its Subsidiaries) is a party, other than any Rejected Contracts.

         1.2 Amendment of Section 2.5(a) of the Acquisition Agreement. Section 2.5(a) of the Acquisition Agreement is hereby amended and restated to read in its entirety as follows:

              (a) Upon approval of the Bid Procedures Motion and entry of the Bid Procedures Order by the Bankruptcy Court, the Stockholder and the Company shall be entitled to consider Acquisition Proposals from Third Parties as required by their respective fiduciary obligations as debtors-in-possession in the Bankruptcy Case; provided that the Stockholder and the Company shall require that any such Acquisition Proposal shall comply with the Bid Procedures Motion and the Bid Procedures Order, have a cash value of at least Three Hundred Sixty-Five Million Dollars ($365,000,000) (the "Upset Price") and that each incremental bid from any Person other than the Purchaser after the initial Qualified Bid equal to the Upset Price shall be at least One Million Dollars ($1,000,000) more than each prior bid.

         1.3 Amendment of Section 6.4 of the Acquisition Agreement. Section 6.4 of the Acquisition Agreement is hereby amended by adding the following clauses
(g), (h) and (i) to Section 6.4:

              (g) The Stockholder and the Company shall, in their sole discretion, either reject the Rejected Contracts in the Bankruptcy Case, or retain the Rejected Contracts in the relevant bankruptcy estate of the Stockholder or the Company; provided, however, that neither the Stockholder nor the Company shall reject any of the Rejected Contracts that are Lease Agreements ("Rejected Lease Agreements") such that such rejection shall be effective prior to the thirtieth (30th) day immediately following the Closing Date (such thirty day period being referred to as the "Extension Period") without the prior written consent of the Purchaser. Notwithstanding anything in the definition of Excluded Liabilities to the contrary, the Purchaser hereby agrees to pay to the Stockholder or the Company in accordance with the terms of this clause (g) all administrative costs and expenses incurred by the Stockholder or the Company pursuant to the Rejected Contracts attributable to periods after the Closing Date and the amount of rejection damages arising out of the rejection of the Rejected Contracts (but excluding any such damages attributable to periods prior to the Closing Date), in each case as ordered by a final and non-appealable order (a "Final Rejection Order") of a court of competent jurisdiction pursuant to applicable bankruptcy and non-bankruptcy law, including, without limitation, Section 502 of the Bankruptcy Code and state law mitigation requirements (collectively, the "Rejection Damages Amount"). The Stockholder and the Company agree that the Purchaser shall be a party in interest and shall have standing to participate in all proceedings and matters involving the rejection of such Rejected Contracts. Within five Business Days after entry of a Final Rejection Order in respect of a Rejected Contract, the Purchaser shall pay the Rejection Damages Amount set forth in such order, by wire transfer of immediately available funds.

              (h) Notwithstanding anything contained in clause (g) above to the contrary, if the Stockholder and the Company shall not have filed a motion to reject a Rejected Contract within 10 Business Days after the Closing Date, the Purchaser shall have no obligation or liability for any amount of the Rejection Damages Amount in respect of such Rejected Contract.

              (i) During the Extension Period, the Stockholder or the Company, as applicable, shall afford the Purchaser reasonable access to any real property subject to a Rejected Lease Agreement.

         1.4  Amendment of Section 6.13 of the Acquisition Agreement.  Section
6.13 of the Acquisition Agreement is hereby amended and restated to read in its entirety as follows:

              6.13 Bankruptcy Release. Except for rights granted under and claims pursuant to any of the Acquisition Documents, the Confidentiality Agreement, the Financing Agreement or any other agreement between the Purchaser or its Subsidiaries on the one hand and the Stockholder or Company or their Subsidiaries on the other hand, the Stockholder and the Company, on behalf of themselves and each of their Subsidiaries and Affiliates (the "Releasing Parties"), effective as of the Closing, hereby releases, acquits, and forever discharges the Purchaser and each of its Subsidiaries and Affiliates and each of their respective present or former representatives, directors, officers, employees, attorneys and agents (excluding any present or former representatives, directors, officers employees, attorneys and agents of the Stockholder, the Company or their Subsidiaries), and their successors and assigns (the "Released Parties"), from any and all claims, causes of action, demands, costs, debts, damages, obligations and liabilities, whether known or unknown, which the Releasing Parties have or may come to have against the Released Parties, whether directly, indirectly or derivatively, including, but not limited to, negligence or gross negligence, in connection with or related to their ownership or operation of the Business (the "Released Claims"). The Releasing Parties covenant not to sue the Released Parties on account of any Released Claim. The Sale Order shall provide that (i) the release of the Released Claims shall be final upon entry of the Sale Order and such release shall forever release, discharge and expunge such Released Claims, (ii) no order shall be entered in the bankruptcy case which in any way waives, limits or modifies the release or any rights of the Released Parties under the release or this agreement, and
         (iii) the release shall survive any dismissal of the bankruptcy case.

         1.5 Amendment of Section 10.1 of the Acquisition Agreement. Sections 10.1(h)(iii) and (iv) of the Acquisition Agreement are hereby amended and restated to read in their entirety as follows:

              (iii) the Bankruptcy Case is dismissed, is converted to Chapter 7 of the Bankruptcy Code or, prior to the time that a Sale Order entered by the Bankruptcy Court becomes final and nonappealable, a Trustee in respect of the Stockholder or the Company is appointed;

              (iv) the Bid Procedures Order is not approved by the Bankruptcy Court by October 16, 2002, provided that, for purposes of this subclause (iv), the parties agree that the Bankruptcy Court approved the Bid Procedures Order on October 15, 2002, subject to entry of the Bid Procedures Order;

         1.6 Amendment of Section 10.2 of the Acquisition Agreement. Sections 10.2(b) and (c) of the Acquisition Agreement are hereby amended and restated to read in their entirety as follows:

              (b) Notwithstanding the provisions of Section 10.2(a), (x)(A) upon any termination pursuant to Section 10.1(f) as a result of any knowing misrepresentation by the Stockholder or the Company or any willful breach or non-performance by the Stockholder or the Company of any of its covenants, representations, warranties, conditions or agreements under this Agreement, the Stockholder or the Company will within three Business Days following notice of such termination pay to the Purchaser by wire transfer in immediately available funds to an account designated by the Purchaser $7,500,000 (the "Breach Payment"), or (B) upon any other termination of this Agreement (other than pursuant to Section 10.1(g)), the Stockholder or the Company will, in the case of termination by the Purchaser, within three Business Days following notice of such termination or, in the case of termination by the Stockholder or the Company, prior to such termination, pay to the Purchaser by wire transfer in immediately available funds to an account designated by the Purchaser on account of all of the Purchaser's costs and expenses $4,200,000.00 or if the Purchaser's actual costs and expenses shall exceed such amount, the actual amount of such costs and expenses up to $6,000,000.00 (the "Expense Payment") and (y) if within eight months after the date of any termination of this Agreement (other than pursuant to Section 10.1(g)), the Stockholder or the Company consummates a transaction that constitutes a Competing Proposal, the Stockholder or the Company will, prior to the consummation of such transaction, pay to the Purchaser by wire transfer in immediately available funds to an account designated by the Purchaser the Break-Up Fee less the Breach Payment or the Expense Payment in each case to the extent previously paid. The Purchaser shall not be permitted to credit bid the Break-Up Fee. However, if, at the auction of the assets provided for in the Bid Procedures Order, the Purchaser is the Successful Bidder (as such term is defined in the Bid Procedures Order) and another Qualified Bid (as such term is defined in the Bid Procedures Order) was submitted, then at the closing of the sale of such assets, the purchase price payable by the Purchaser pursuant to such Successful Bid (as such term is defined in the Bid Procedures Order) shall be reduced by $10,000,000.00 as credit for the Break-Up Fee. If the Stockholder or the Company shall fail to pay the Breach Payment, the Expense Payment or the Break-Up Fee due hereunder, the Stockholder or the Company shall pay the costs and expenses of the Purchaser in connection with any action, including the filing of any lawsuit or other legal Action, taken to collect payment, together with interest on the amount unpaid at the Specified Rate from the date such amounts were required to be paid until payment in full. The Stockholder and the Company shall be jointly and severally liable for the payment of any Breach Payment, Expense Payment or Break-Up Fee and other amounts due under this Section 10.2(b). The Stockholder and the Company agree and acknowledge that the provisions in this Agreement for the payments contemplated by this Section 10.2(b) and the procedures embodied in Sections 6.4 and

         6.5 hereof were material inducements for, and conditions, of the Purchaser's entry into this Agreement. The Stockholder and the Company agree and acknowledge that the Purchaser has, in reliance on the availability of the payment, reimbursement and procedures as set forth in this Agreement, researched the value of the Purchased Assets, has expended and will expend substantial resources and funds in connection with the purchase of the Purchased Assets, and is willing to enter into the Financing Agreement and to serve as a "stalking horse" in connection with the proposed sale of the Purchased Assets or the Business for purposes of promoting competitive bidding that otherwise would not have been made. The Stockholder and the Company acknowledge that the Purchaser has, by submitting the bid embodied in this Agreement, provided a benefit to the Stockholder's and the Company's estate by increasing the likelihood that the price at which the Purchased Assets or the Business is sold or otherwise disposed will reflect their true worth and that absent authorization of the payments contemplated by this Section 10.2(b), the Stockholder and the Company may lose the opportunity to obtain the highest and best available offer in respect of the Purchased Assets or the Business.

              (c) The Purchaser's right to payment of the Breach Payment, the Expense Payment and the Break-Up Fee and costs and expenses described in Section 10.2(b) shall have priority administrative claim status in the Bankruptcy Case pursuant to Section 507(b) of the Bankruptcy Code and shall be deemed to be an authorized draw under the Financing Agreement and the Purchaser shall be afforded all protection thereunder.

                                   ARTICLE II.
                               GENERAL PROVISIONS

         2.1 Effectiveness and Ratification. All of the provisions of this Second Amendment shall be effective as of the date hereof. Except as specifically provided for in this Second Amendment, the terms of the Acquisition Agreement are hereby ratified and confirmed and remain in full force and effect.

         2.2 Headings. The headings contained in this Second Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Second Amendment.

         2.3 Severability. In the event that any provision of this Second Amendment or the application thereof becomes, or is declared by a court of competent jurisdiction to be, illegal, void or unenforceable, the remainder of this Second Amendment will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Second Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         2.4 Amendment; Entire Agreement. Whenever the Acquisition Agreement is referred to in the Original Agreement, the First Amendment or in any other agreements, documents and instruments, such reference shall be deemed to be to the Original Agreement as amended by the First Amendment and this Second Amendment. The Acquisition Agreement and any schedules or exhibits thereto, together with this Second Amendment, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, by and between, the parties with respect to the subject matter hereof and except as otherwise expressly provided herein.

         2.5 Governing Law. This Second Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State without regard to any conflict or choice of law principles that would apply the substantive law of some other jurisdiction. All actions and proceedings arising out of or relating to this Second Amendment shall be heard and determined in a Delaware state or federal court sitting in the City of Wilmington, and the parties hereto hereby irrevocable submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive and agree not to assert any defense of an inconvenient forum to the maintenance of any such action or proceeding. Notwithstanding the foregoing, upon filing the Bankruptcy Case, the Bankruptcy Court shall have exclusive jurisdiction over all disputes arising under or in connection with the Acquisition Agreement, this Second Amendment, the Confidentiality Agreement or any Acquisition Document, and each party hereto hereby irrevocably submits and consents to the exclusive jurisdiction of the Bankruptcy Court for such purposes.

         2.6 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Second Amendment and, therefore, waive the application of any law regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         2.7 Counterparts. This Second Amendment may be executed by facsimile signature and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         2.8 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to this Second Amendment to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other parties to this Second Amendment for which monetary damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any Court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this Section 2.8 is without prejudice to any other rights that the parties hereto may have for any failure to perform this Second Amendment.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Company, the Stockholder and the Purchaser have caused this Second Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                     BMC SOFTWARE, INC.

                                     By    /s/ Robert H. Whilden, Jr.
                                        ----------------------------------------
                                        Name:  Robert H. Whilden, Jr.
                                        Title: Senior Vice President and
                                               General Counsel


                                     PEREGRINE SYSTEMS, INC.

                                     By    /s/ Ken Sexton
                                        ----------------------------------------
                                        Name:  Ken Sexton
                                        Title: Chief Financial Officer


                                     PEREGRINE REMEDY, INC.

                                     By    /s/ Ken Sexton
                                        ----------------------------------------
                                        Name:  Ken Sexton
                                        Title: Chief Financial Officer